Exhibit 99.1

Middleburg Financial Corporation Announces Fourth Quarter and

Year To Date 2004 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

       ceo@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

       coo@middleburgbank.com

MIDDLEBURG, VIRGINIA (February 2, 2005) – Middleburg Financial Corporation (NASDAQ SM – MBRG) reported asset growth of 19.0% during 2004, leading to total consolidated assets of $605.7 million at December 31, 2004.  The loan portfolio achieved a record high year over year increase of 33.8% to $345.4 million at December 31, 2004.  Net income for the year ended December 31, 2004 was $7.1 million, or $1.81 per diluted share.  This is a 13.7% decrease from the $8.2 million, or $2.13 per diluted share, reported for the year ended December 31, 2003.  The return on average assets and return on average equity were 1.29% and 14.31%, respectively, for the year ended December 31, 2004.

For the three months ended December 31, 2004, net income was $1.5 million, or $0.39 per diluted share.  This represents an 16.2% decrease from the $1.8 million, or $0.46 per diluted share, for the three months ended December 31, 2003.   Overall earnings from core operations increased in the fourth quarter of 2004 to $.40 per diluted share compared to $.33 per diluted share for the same time in 2003. A decrease in mortgage banking income and a one time charge related to severance payments have impacted the earnings for the fourth quarter of 2004.  These charges are noted below in the table.

Core operations for the year ended December 31, 2004 have been impacted by a decreased net interest margin, an increase in the provision for loan losses and expenses related to opening a new branch in November 2004.  The decrease in mortgage banking income accounted for 9.4% of the decrease in earnings per diluted share for the year ended December 31, 2004.  In addition, gains realized on the sale of investment securities during 2004 decreased $202,000, net of tax,  from those realized during the same period in 2003.

The components of net income per diluted share are summarized below:

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,

	2004	2003	2004	2003

Core Operations	$ 0.40	$ 0.33	$ 1.72	$ 1.76
Mortgage Banking Operations	0.04	0.15	0.19	0.39
Severance Payments	(0.03)	-	(0.03)	-
Security Gains (Losses)	-	0.01	0.02	0.07
Amortization Expenses	(0.02)	(0.03)	(0.09)	(0.09)
Net Income Per Diluted Share	$ 0.39	$ 0.46	$ 1.81	$ 2.13

“I am pleased with the asset  growth, in particular the  loan growth, that we have experienced this year,” reported Joseph L. Boling, Chairman and CEO.  “ Our loan portfolio grew at a record pace of 33.8%.  In the fourth quarter alone, we added $36.3 million in net new loans.  Of course, we have incurred the  up front costs of additional loan loss provision that has impacted net income from core operations for the  fourth quarter as well as the year.”

“Our expenses increased during the fourth quarter as we took on several one-time charges related to severance payments, Sarbanes-Oxley 404 compliance, supplemental executive retirement benefit programs and equity adjustments related to the 1.6%  ownership in Banker’s Investments, our broker-dealer.”

“While we have had stellar loan growth, overall our financial performance for 2004  is a departure from the past.  The 50 basis point decrease in the net interest margin in the first quarter of 2004 impacted our ability to post high returns.   We are also embarking on a long term strategy that includes branching beyond our base Loudoun market into the surrounding markets that mirror our current markets in terms of demographics."

“We opened our sixth branch in Reston, Virginia on November 8 and  the progress to date is on target.  We have added two new commercial lenders to begin working the Warrenton, Virginia market.  We expect to open a full service branch in Warrenton in early 2006.”

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.75% for the year ended December 31, 2003 to 4.28% for the year ended December 31, 2004.  All of the decrease in net interest margin was realized in fourth quarter of 2003 and first quarter of 2004.  The decline is attributed to both the lower yields earned on new loan growth during a period of low interest rates and the Company’s increased reliance on higher cost deposits and borrowed money to fund the earning asset growth.  The Company’s total average earning assets increased $76.4 million from December 31, 2003.  In addition, on May 1, 2004, the Company implemented Financial Accounting Standard 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans. Implementation of this Statement changed the Company’s previous practice of recognizing loan origination and commitment fees at inception of the loan.  With the implementation of the Statement, these fees are recognized over the life of the related loan as an adjustment of yield.  The deferral of such income reduced the overall yield on the loan portfolio by approximately 13 basis points for the year ended December 31, 2004. As a result, for the same twelve month period, the income recognition change negatively affected the net interest margin by nearly eight basis points.

Net interest income increased 7.4% from $19.2 million for the year ended December 31, 2003 to $20.6 million for the same period in 2004.  Interest income increased 7.6% while interest expense increased 8.2% when comparing the year ended December 31, 2004 to the same period 2003. In particular, interest income from loans increased $2.0 million to $18.6 million for the year ended December 31, 2004, compared to $16.6 million for the same period in 2003.  The majority of the loan interest income increase is attributed to the increased volume of the loan portfolio.  Additionally, approximately $69.7 million, or 18.8%, of the loan portfolio at December 31, 2004 is tied to the Wall Street Journal prime interest rate. As a result, each 25 basis point increase to this index would result in nearly $174,000 in additional annual interest income for that portion of the loan portfolio. Mortgages held for sale were $21.3 million at December 31, 2004.  Mortgages held for sale also earn a variable rate of interest that is tied to the one month LIBOR rate.

Interest income from the investment portfolio remained relatively unchanged from December 31, 2003 at $8.2 million  compared to $8.1 million for the year ended December 31, 2004. Average earning assets grew 18.5% from $423.8 million for the year  ended December 31, 2003 to $502.1 million for the year ended  December 31, 2004.

The Company’s interest rate profile has a slightly liability sensitive bias for the next 12 months.  The profile then shifts toward intermediate and long term asset sensitivity over a “one to two year” and “beyond two year” time frame, respectively.  The balance sheet growth strategy continues to move the Company towards a less liability sensitive profile; much of the recent loan growth has been of a variable rate, while funding growth has been in less sensitive non-maturity deposits. Based on conservative internal interest rate risk models and the assumption of a sustained rising rate environment, the Company expects net interest income to trend downward slightly throughout the next 12 months as mortgage related assets extend and funding costs rise quickly.  The expected decrease to net interest income could be as little as .74%  or $164,000 in a 12 month period of rising rates of 200 basis points.

Non Interest Income

Non interest income decreased 10.8% to $8.5 million for the year ended December 31, 2004, compared to $9.5 million for same period in 2003.

During the first quarter of 2003, mortgage banking income and certain loan fees related to mortgage banking were reported on a gross income basis.  All expenses of that department were reported as service charges within non interest expense. On April 15, 2003, Middleburg Bank acquired a 40% interest in Southern Trust Mortgage, LLC (STM) and, as part of the investment in STM, Middleburg Bank’s mortgage banking department was transferred to STM.  All mortgage banking-related earnings after April 30, 2003 have been reported within the equity in earnings from affiliate.  Equity in earnings from affiliate were $1.7 million for the year ended December 31, 2004 and $1.9 million for the same period in 2003.  Given the April 15, 2003 acquisition date, the Company had the investment in STM for eight and a half months during the year ended December 31, 2003. STM closed $990.3 million in loans during 2004 with 66.2% of its production attributable to purchase money financings.  STM also originated and closed $10.4 million in new construction loans during that same period.   The margins realized on sold loans continue to tighten as competition for purchase money financing increases.

Service charges, which include both deposit fees and certain loan fees, decreased $190,000 or 8.9% to $1.9 million for the year ended December 31, 2004, compared to $2.1 million for the same period in 2003. Approximately $92,000 of the decrease is attributable to the Bank no longer recognizing certain loan fees related to the sale of mortgages since its investment in STM.  Gilkison Patterson Investment Advisors (GPIA), a wholly owned registered investment advisor, earned advisory fees that were relatively unchanged for the year ended December 31, 2004 when compared to the $2.1 million amount  for the same period in 2003. As of December 31, 2004, GPIA manages approximately $565.8 million in assets.   Tredegar Trust Company, a wholly owned trust subsidiary, produced fiduciary fees that increased 15.4% to $1.6 million for the year ended December 31, 2004, compared to $1.4 million for the same period in 2003. Assets under administration at Tredegar increased by $67.7 million or 13.2% to $578.3 million from December 31, 2003 to December 31, 2004.  Fiduciary fees and investment advisory fees are based primarily upon the market value of the accounts under administration/management.

Investment sales fees decreased 25.5% to $671,000 for the year ended December 31, 2004, compared to $901,000 for the year ended December 31, 2003.  A strategic decision was made late in the third quarter of 2003 to change the broker dealer clearing provider in the investment services department.  For a period of time after the system conversion, the investment services department had only two financial consultants down from five during the first nine months of 2003.  This has significantly impacted the level of revenue generated by the department when comparing the year over year results.   The Company now has five financial consultants working inside each of the branches.

Income earned from the Bank’s recent $6.0 million investment in Bank Owned Life Insurance (BOLI) contributed $88,000 to the total $324,000 increase in other income from the $201,000 for the year ended December 31, 2003 to $525,000 for the year  ended December 31, 2004.  The Company purchased BOLI to help offset increasing employee benefit costs.  Late in December 2004, the Company purchased another $5.0 million in BOLI.  The earnings from BOLI more than offset the expected fourth quarter expense for the Company related to the restructure of its supplemental retirement plans.

The components of non interest income are presented in the table below.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
(in thousands)	2004	2003	2004	2003
Fees from Deposits and Loans	$ 500	$ 474	$ 1,935	$ 2,125
Fiduciary Fees	399	366	1,572	1,362
Investment Advisory Fees	506	518	2,116	2,091
Investment Sales Fees	130	56	671	901
Equity in Earnings from Affiliate	210	457	1,657	1,941
Mortgage Sales Fees	-	-	-	878
Other Income	377	101	525	201
Non Interest Income	$ 2,122	$ 1,972	$ 8,476	$ 9,499

Non Interest Expense

Non interest expense increased $1.7 million or 9.9% to $18.6 million for the year ended December 31, 2004, compared to $16.9 million for the same period in 2003.  Salaries and employee benefits increased by $1.4 million or 15.4% when comparing the years ended December 31, 2004 and December 31, 2003. Additions to staff to support business development and retail branching have contributed to the increase in salaries and employee benefits.  Also impacting salary and benefit expense is a severance payment to a former executive which was $112,000, net of tax.   For the two month period that the new Reston office was open, the Company incurred $122,000 of expenses.  The Company has also begun business development efforts in the Warrenton market in an attempt to build an asset base prior to opening an office.    Commissions paid on investment sales fees and mortgage banking decreased 58.4% to $341,000 for the year ended December 31, 2004 from $819,000 for the same period in 2003.  For the first three months of 2003, sales commissions included mortgage banking, which accounted for $318,000 of the $819,000 total.  Mortgage banking sales commissions are now reported net in non interest income within equity in earnings from affiliate. Included in other operating expenses were other one-time costs associated with Sarbanes-Oxley 404 compliance, supplemental executive retirement benefits, and equity adjustments for ownership in Banker’s Investment, the Company’s broker-dealer.  The sum total of all of those expenses was approximately $343,000.

The components of non interest expense are presented in the table below.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
(in thousands)	2004	2003	2004	2003

Salaries and Employee Benefits	$ 3,029	$ 2,395	$ 10,546	$ 9,141
Sales Commissions	84	50	341	819
Net Occupancy & Equipment	567	577	2,235	2,260
Advertising	131	112	374	301
Other Operating Expenses	1,612	1,190	5,063	4,367
Non Interest Expense	$ 5,423	$ 4,324	$ 18,559	$ 16,888

Total Consolidated Assets

Total assets increased 19.0% to $605.7 million at December 31, 2004 from $508.9 million at December 31, 2003.  Total loans, net of allowance for loan losses, increased 33.8% to $345.4 million at December 31, 2004 from $258.1 million at December 31, 2003.  Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio.  Additional staff, a solid local economy and the relationship with STM contributed to the strong loan growth experienced.  Non-performing loans decreased to $2,000 or 0.0% of total loans outstanding at December 31, 2004.  The loan loss provision was $796,000 for the year ended December 31, 2004.  The allowance for loan losses was $3.4 million or .98% of total loans outstanding at December 31, 2004.  Net recoveries were $18,000 for the year ended December 31, 2004, compared to net charge offs of $277,000 for the year ended December 31, 2003.    Based upon an in-depth internal analysis, which factors among other things, the credit quality of the portfolio, the allowance for loan losses was deemed adequate at .98% of total loans outstanding.  The Company’s enjoys a long standing history of solid credit quality and continues to enjoy a strong growth market in which to operate.

The investment portfolio decreased 10.2% to $174.7 million at December 31, 2004 compared to $194.6 million at December 31, 2003.  The net gain in market value of the investment securities portfolio exceeded $2.0 million at December 31, 2004.  In anticipation of rising interest rates, the Company has held to an investment strategy during the previous 18 months that focuses on keeping the portfolio relatively short by purchasing securities with maturities that on average do not exceed three years.  This strategy has impacted the Company’s earnings by decreasing the overall yield, but management believes the overall shorter duration is more desirable in the current interest rate environment.  Also, during 2004 management elected to utilize cash received from principal pay downs, maturities and calls to fund loan growth rather than re-invest back into the market.  This strategy has decreased the earning assets and the investment portfolio.   At December 31, 2004, the tax equivalent yield on the investment portfolio was 4.74%.

Deposits and Other Borrowings

Deposits increased 15.1% to $424.9 million at December 31, 2004 from $369.1 million at December 31, 2003. The Bank has focused some of its media advertising on campaigns specifically targeted to grow checking accounts.

Securities sold under agreements to repurchase with commercial checking account clients totaled $28.7 million at December 31, 2004. Federal Home Loan Bank advances were $69.5 million at December 31, 2004.

Equity

Shareholders’ equity increased 9.0% to $51.6 million at December 31, 2004.   During the fourth quarter of 2003, the Company participated in a pooled offering to issue $5.1 million in trust-preferred securities.  Trust preferred securities are long-term securities that are treated as Tier 1 capital for regulatory purposes and debt for income tax purposes, with an associated interest deduction for dividends paid.  The Company issued these trust preferred securities to support its branching strategy.  The book value of the Company at December 31, 2004 was $13.56 per common share.  Total common shares outstanding were 3,809,053 at December 31, 2004.

On December 15, 2004, the board of directors declared a $.19 per common share cash dividend for shareholders of record as of December 29, 2004 and paid on January 21, 2004.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and western Fauquier County, Virginia with six branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY
(dollars in thousands, except per	For the Quarter Ended			For the Twelve Months Ended
share data)	December 31,			December 31,
			%			%
	2004	2003	Change	2004	2003	Change
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 5,295	$ 4,250	24.6%	$ 18,613	$ 16,599	12.1%
Interest Income - Investment & Other	1,919	2,053	-6.5%	8,054	8,182	-1.6%
Interest Expense - Deposits	784	663	18.3%	2,870	3,220	-10.9%
Interest Expense - Other Borrowings	908	645	40.8%	3,163	2,356	34.3%
Net Interest Income	$ 5,522	$ 4,995	10.6%	$ 20,634	$ 19,205	7.4%
Provision for Loan Losses	288	150	92.0%	796	575	38.4%
Net Interest Income After Provision
for Loan Losses	$ 5,234	$ 4,846	8.0%	$ 19,838	$ 18,630	6.5%
Non Interest Income	2,122	1,972	7.6%	8,476	9,499	-10.8%
Net Securities Gains (Losses)	29	35	-17.1%	118	422	-72.0%
Non Interest Expense	5,422	4,324	25.4%	18,559	16,888	9.9%
Income Before Taxes	$ 1,963	$ 2,529	-22.4%	$ 9,873	$ 11,663	-15.3%
Income Taxes	439	711	-38.3%	2,781	3,444	-19.3%
Net Income	$ 1,524	$ 1,818	-16.2%	$ 7,092	$ 8,219	-13.7%
PER SHARE DATA(1)
Net Income - Basic	$ 0.40	$ 0.48	-16.7%	$ 1.86	$ 2.18	-14.7%
Net Income - Diluted	$ 0.39	$ 0.46	-15.2%	$ 1.81	$ 2.13	-15.0%
Cash Dividends	$ 0.19	$ 0.19	0.0%	$ 0.76	$ 0.69	10.1%
Book Value				$ 13.56	$ 12.55
Common Shares Outstanding	3,809,053	3,803,102		3,809,053	3,803,102
Average Shares Outstanding, Basic	3,804,653	3,800,020		3,803,742	3,770,227
Average Shares Outstanding, Diluted	3,921,357	3,925,665		3,919,483	3,866,620
PROFITABILITY RATIOS
Return on Average Assets	1.03%	1.50%		1.29%	1.78%
Return on Average Equity	11.66%	15.58%		14.31%	18.27%
Net Interest Margin (tax equivalent basis(2))	4.28%	4.70%		4.28%	4.75%
Efficiency Ratio (3)	69.05%	63.53%		61.92%	57.00%
Dividend Payout	47.50%	39.72%		40.76%	31.65%
CAPITAL RATIOS
Leverage Ratio				10.03%	11.31%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				14.13%	14.37%
Total Capital Ratio				15.01%	15.61%
Equity to Assets				8.51%	9.30%
Tangible Equity to Tangible Assets				7.72%	8.11%
Loans to Deposits				82.07%	69.56%
ASSET QUALITY
Non-Performing Loans				$ 2	$ 365	-99.45%
Loans Past Due 90 Days or More				112	15	646.67%
Allowance for Loan Losses				3,418	2,605	31.21%
Net (recoveries) Charge-Offs	23	25		(18)	277	-106.50%
Non-Performing Loans to Loans				0.00%	14.00%	-100.00%
Allowance for Loan Losses to Loans				0.98%	1.01%	-2.97%
Net (recoveries) Charge-Offs to Average Loans	0.01%	0.01%		-0.01%	0.12%	-108.33%
Allowance for Loan Losses to
Non-Performing Loans				170900.00%	713.70%	23845.64%
AVERAGE BALANCES
Investment Securities Portfolio	$ 179,470	$ 173,969	3.16%	$ 187,833	$ 168,262	11.63%
Loans	328,850	254,334	29.30%	291,612	236,137	23.49%
Earning Assets	531,835	439,943	20.89%	502,070	423,789	18.47%
Assets	584,656	483,552	20.91%	551,317	463,010	19.07%
Deposits	412,646	359,676	14.73%	395,462	352,248	12.27%
Stockholders' Equity	51,530	46,676	10.40%	49,540	46,782	5.90%
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				174,737	194,581	-10.20%
Loans, net of allowance for loan losses				345,406	258,112	33.82%
Earning Assets				541,450	465,048	16.43%
Assets				605,656	508,939	19.00%
Deposits				424,878	369,066	15.12%
Stockholders' Equity				51,562	47,327	8.95%

(1)

All per share information for all periods presented have been adjusted to reflect the Company’s two-for-one common stock split in October 2003.

(2)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The  tax rate utilized is 34%.  For the year ended December 31, 2004 and 2003, net interest income on a tax equivalent basis was $21.5 million and $20.1 million, respectively.  For the three months ended December 31, 2004 and 2003, net interest income on a tax equivalent basis was $5.7 million and $5.2 million, respectively.

(3)

The efficiency ratio is computed by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.